Exhibit 17.1

From: Maury Hannigan [mjh1941@comcast.net]
Sent: Tuesday, June 09, 2009 2:03 PM
To: 'Michelle Doery'; 'Bernard C. Bailey'; 'Jim Henderson'; 'Terry Gibson'; mamcpeak@comcast.net; rchefitz@egiscp.com; 'Lt. General Berndt'
Cc: Spindler, Jeffrey S.; Mantel, Kenneth S.
Subject: RE: Point Blank - 8-K for Company signature

Michelle:

You may certainly submit an 8K stating our intent to resign, but my resignation will not be effective until you have my letter of resignation.   Furthermore, for the recorded, the reason cited for our pending departure in the proposed 8K:  "---disagreement over the hiring of professional advisors.", is not an accurate statement and falls far short of full disclosure.  Our departure as clearly stated is because of the Chair/CEO singing a waiver of conflict of interest with the Olshan law firm relative to that firm also representing Steel Partners, which waiver put Point Blank Solutions at a disadvantage in the event of a conflict, without Board consultation or approval after declaring he was "dropping the matter" at a previous Board meeting.

M. J. Hannigan